UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2020

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-08931 (Commission File Number)	95-1678055 (IRS Employer Identification No.)

9333 Balboa Avenue		92123
San Diego, California		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 277-6780

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	CUB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 27, 2020, Cubic Corporation (the “Company”) entered into a Fifth Amended and Restated Credit Agreement (the “Credit Facility”) with JPMorgan Chase Bank, N.A. (as administrative agent) (“JPMorgan Chase”) and the other lenders party thereto. The Credit Facility amends and restates in its entirety that certain Fourth Amended and Restated Credit Agreement, dated as of April 30, 2019, by and among the Company, JPMorgan Chase, and the other lenders party thereto.

The Credit Facility provides for a new term loan in the aggregate amount of $450.0 million (the “Term Loan”) and increases the revolving line of credit available thereunder from $800.0 million to $850.0 million. The commitments under the Credit Facility will mature on March 27, 2025 unless otherwise extended or terminated by the parties pursuant to the terms and conditions further set forth therein. The Term Loan will bear interest at the London Interbank Offer Rate plus a margin that fluctuates between 1.00% and 2.00% based on the Company’s ratio of debt to adjusted earnings before interest, taxes, depreciation and amortization. The Credit Facility is unsecured, but it is required to be guaranteed by certain significant domestic subsidiaries of the Company.

The Credit Facility contains financial covenants setting a maximum total ratio of debt to adjusted earnings before interest, taxes, depreciation and amortization and a minimum interest coverage ratio. In addition, the Credit Facility contains covenants that restrict, among other things, the Company’s ability to sell assets, incur indebtedness, make investments, grant liens, pay dividends and make other restricted payments. The Credit Facility also contains customary events of default. Upon the occurrence and during the continuance of an event of default, the lenders may declare all outstanding amounts under the Credit Facility immediately due and payable, and may terminate commitments to make any additional advances thereunder.

Certain of the lenders under the Credit Facility and their respective affiliates have performed, and may in the future perform, for the Company and its affiliates various commercial banking, investment banking, financial advisory or other services, for which they have received and may in the future receive customary compensation and expense reimbursement.

The Company currently intends to use the proceeds from the Credit Facility for (i) the early repayment of $189.3 million of outstanding senior unsecured notes of the Company issued pursuant to that certain Second Amended and Restated Note Purchase and Private Shelf Agreement, dated as of August 11, 2016, by and among the Company, certain of its subsidiaries as guarantors, and PGIM, Inc. and certain of its affiliates, as amended from time to time, including the make-whole amount contemplated therein, and (ii) general corporate purposes.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Facility, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference in this Current Report on Form 8-K.

Item 7.01.	Regulation FD Disclosure.

On March 30, 2020, the Company issued a press release announcing the event discussed in Item 2.03 above, the text of which is furnished as Exhibit 99.1 hereto and incorporated herein by reference. The information contained in this Item 7.01 and Exhibit 99.1 is being furnished, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under Section 18. Furthermore, the information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be incorporated by reference into the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits.

10.1	Fifth Amended and Restated Credit Agreement, dated as of March 27, 2020, by and among Cubic Corporation, JPMorgan Chase Bank, N.A. (as administrative agent) and the other lenders party thereto.

99.1	Cubic Corporation Press Release dated March 30, 2020.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIC CORPORATION

	By:	/s/ Hilary L. Hageman
Date: March 30, 2020	Name:	Hilary L. Hageman
	Title:	Senior Vice President, General Counsel & Corporate Secretary

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